Exhibit (d)(xiii)(B)

SCHEDULE A

DATED december 16, 2020

TO THE

INVESTMENT ADVISORY AGREEMENT DATED april 30, 2018

BETWEEN

FUNDVANTAGE TRUST AND Sirios Capital Management, L.P.

Series of FundVantage Trust

Sirios Long/Short Fund

Sirios Focus Fund

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Schedule A to be executed in its name and on its behalf by its duly authorized representative as of December 16, 2020.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President and Chief Executive Officer

SIRIOS CAPITAL MANAGEMENT, L.P.

By:	/s/ John F. Brennan Jr.
Name:	John F. Brennan, Jr.
Title:	Managing Director

SCHEDULE B

DATED December 16, 2020

TO THE

INVESTMENT ADVISORY AGREEMENT DATED April 30, 2018

BETWEEN

FUNDVANTAGE TRUST AND Sirios Capital Management, L.P.

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets	Effective Date
Sirios Long/Short Fund	1.35% (135 basis points)	April 30, 2018
Sirios Focus Fund	0.90% (90 basis points)	December 16, 2020

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Schedule B to be executed in its name and on its behalf by its duly authorized representative as of December 16, 2020.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President and Chief Executive Officer

SIRIOS CAPITAL MANAGEMENT, L.P.

By:	/s/ John F. Brennan Jr.
Name:	John F. Brennan, Jr.
Title:	Managing Director